EXHIBIT 99.1

WEBCAST TRANSCRIPT

SB Financial Group, Inc.

Third Quarter 2014 Financial Results

Conference Call Script

October 23, 2014 at 9:00 AM Eastern

Operator:

Good morning and welcome to the SB Financial Group “Third Quarter 2014 Conference Call and Webcast.” At this time, I would like to inform you that the conference call is being recorded and that all participants are in “listen only” mode. We will begin with remarks by management and then open the conference up to the investment community for questions & answers. We are expecting the call to last about an hour. I will now turn the conference over to Linda Sickmiller with SB Financial. Please go ahead, Linda.

Linda Sickmiller, Investor Relations, SB Financial Group, Inc.

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our web site at www.yoursbfinancial.com under Investor Relations. Joining me today are Mark Klein, President and Chief Executive Officer; Tony Cosentino, Chief Financial Officer; and, Jon Gathman, Senior Lending Officer.

Before I turn the call over to Mr. Klein, please let me add that this call may contain forward-looking statements regarding SB Financial Group’s financial performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the Forward-Looking Statements at the end of our earnings release, and you are encouraged to review those factors. SB Financial Group undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mr. Klein.

Mark Klein, President & CEO, SB Financial Group, Inc.

Thank you, Linda, and good morning everyone. Thank you all for joining us on our third-quarter conference call. We issued our earnings release yesterday and, of course, those details can be accessed on our website as well as the 8-K we filed with the SEC.

As with prior quarters, I’d like to make a few comments on our overall performance this past quarter and then our CFO, Tony Cosentino, will give us more details on that financial performance.

Highlights this quarter include:

●	Net income for the quarter was $1.5 million, or $.31 per diluted share, or 22% increase over the linked quarter of $.25 and 13% over the year-ago quarter

○	This includes a $425,000 pre-tax, trust-preferred prepayment expense;

○	Excluding this prepayment expense earnings were $.37 per diluted share

●	Mortgage volume was sound at $67.5 Million and in line with the linked quarter and an increase of $12.3 Million from the same quarter last year

●	SBA gains improved to $71,000 this quarter compared to $19,000 YTD 2Q

●	Asset quality remains strong on a number of measures that Tony and I will touch on shortly;

●	And our loan portfolio has increased more than $28 Million from year-end 2013 representing 6.0% annualized increase and up $30 Million, or 6.5% annualized growth, over the year-ago quarter.

As I mentioned , net income for the quarter was $1.5 Million; an improvement of over 22%, or $268,000 over the linked quarter including the TRUP prepayment penalty. Continued robust mortgage production and the resulting gain on mortgage sales coupled with long-anticipated SBA loan sale gains, and continued expense control provided the much improvement that we realized in our bottom line results this quarter. We continue to combine solid loan production and administration with improving market conditions and achieved one of the best quarterly performances of our company in the past 10 years.

Our de-centralized business model provides for strong local leadership, leading to market share growth, with efficient funding “sources” to improve our overall performance. By balancing our lower-cost funding sources with loan demand from higher-growth markets, we begin to reap the benefits of marginally greater scale; a strategy we intend to continue to promote as we inch closer to becoming that top-quartile performing financial services company.

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As we have discussed all year, key initiatives we focus on to potentially deliver that aspired top-quartile performance are:

●	Continue to diversify our revenue streams

●	Strengthen that penetration in all of our markets we serve

●	Expand product service-utilization by new and existing clients

●	Deliver gains in operational excellence, as we maintain that worked-hard-for

●	Asset quality

Now, I’d like to comment a bit on each.

With regard to revenue diversity: Our strategy to maintain our balance of noninterest income with margin revenue is working. Over the past several years noninterest income has comprised nearly 40% of total revenue. This quarter our percentage of noninterest income to total revenue was higher at 41.6% and remains strong 38.5% YTD. To ensure we continue to deliver on this strategy we are expanding our production within our existing markets as well as analyzing strategic opportunities to expand in adjacent markets. This includes our residential lending growth-initiative in the greater Columbus, Ohio market we announced last quarter. This new 11,000 square foot facility will enable us to continue to grow our mortgage production and resulting fee income, as well as small business and SBA lending, retail and private client products and assets under management in our wealth management division.

●	Mortgage banking volume continues to provide stable loan sale gains. This quarter we generated mortgage revenue of $1.7 Million--in line with the year-ago quarter and $361 thousand over the [linked] quarter last year. Likewise, as with the prevailing trend that emerged from the last quarter, our refinanced mortgages this quarter, as well as the $167 million we have generated YTD, accounted for just 6% of our total production. This volume reflects gains of $1.4 million, or $231,000 over the linked quarter and $86,000 over the same quarter last year. This origination shift continues to provide meaningful expansion to the number of services to our existing clients and more importantly, drives the expansion of new households we service.

●	Wealth Management continues to be a key segment of our strategy to provide holistic, financial advice to our client base. Last quarter we announced the addition of a seasoned leader to rebuild and drive growth in this division. I am pleased to report today that the addition of seasoned talent in this division as well as a restructured department and new reporting lines have positioned us to leverage this new model and talent into our higher-growth markets of Toledo, Ft. Wayne and Columbus.

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●	We announced last quarter that we re-aligned our checking retail products. Our goal continues to be to either improve our efficiency by eliminating high-volume, low-margin accounts or by enabling the client to utilize multiple channels to increase revenue contribution to offset maintenance costs. Preliminary indications are that our strategy is sound. To date, we have increased our service fee revenue by $33 thousand per month over our prior, more fragmented structure. Potential secondary benefits of this new account structure are to reduce existing, in-store, servicing costs.

Finally, this quarter we began to realize the fruits of our labor in identifying SBA credits. In fact, we closed $648 thousand in SBA loans this quarter generating over $71,000 in loan sale gains. These gains represent 200 +% improvement over the linked quarter and a 139% over same quarter last year. With the limited need for liquidity and capital due to the sale of the guaranteed portion of these credits, this strategy fits quite well into our mission to improve our efficiency as we expand and diversify our revenue stream.

Our second initiative continues to be growing our market share by increasing our presence in the lower-share, higher growth markets.

●	Last month we announced the appointment of a new market leader in Ft. Wayne, Kent Maggard. I am pleased to report that his leadership is expanding our presence in this relatively new market for our company. In just a few short months, loans have increased $3.3 million and deposit accounts are growing again. Under Kent’s leadership we certainly intend to deepen our reach into this growing contiguous market.

●	This quarter, our calling efforts revealed more opportunities to build client relationships. Our growth in loan balances was encouraging and came in all business lines. Year over year:

○	Commercial Loans grew 10.8%

○	Commercial RE’s grew 1.5%

○	Agriculture loans grew 11.4%

○	Residential loans grew 11.6% and

○	Consumer loans grew 6%

○	Clearly, leadership of our seasoned, in-market executives coupled with our approach to holistic client-care remain our competitive advantage.

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Another strategic priority continues to be to increase product service utilization by our clients. Growing our franchise with existing households, as well as new households in our metropolitan markets, remains a key element in our performance improvement initiatives.

Cross-selling additional services to existing clients remain a key element in expanding our franchise. This quarter we achieved a cross-sell ratio of 3.78 as we identified and booked an additional 1,500 services to new clients. Additionally, we also expanded our number of households from over 27,000 at December 2013 to 27,872 at quarter end, a 3.3% annualized improvement. With over 78% of our households currently utilizing three services or less, we continue to have significant upside to grow our services per household.

●	Proactively identifying client needs remain a key ingredient of our value proposition. This quarter, 53 percent of our staff referred business to another business line generating 483 referrals with 221 closing, or 45 percent, for over $18 Million in additional business. This approach to client care continues to be the initiative that identifies products and services to assist our clients with appropriate, comprehensive solutions.

●	We continue to develop initiatives to expand our consumer loan balances and deepen client relationships. One service we introduced earlier this year was our proprietary, rewards-based, credit card. We envisioned delivering 2,000 accounts and $2 Million in balances in 2014 and we continue to keep our sights set on delivering both. As of today, we have delivered over 1,600 accounts with balances of $1.1 million. Not only do they add loan balances, provide interchange income, and entrench us in the household with one more service, but they also help us build a brand that seeks to address 100% of client needs.

The next key theme required for us to deliver on our performance improvement is operational excellence. Our commitment to client care has enabled us to continue to expand our reach into new households. This quarter we grew our sold loan portfolio by 137 loans, or from 4,710 loans to nearly 4,900 loans, to $649 Million up $52 Million or 8.8% from the year ago quarter.

●	This quarter, our commercial calling efforts revealed opportunities to build new client relationships. Loan balances now stand at $505.9 Million, up $30.7 Million or 6.5% from the year-ago quarter. Funding of our loan growth came primarily from expanding our deposit base to $535.3 Million, up $13.7 Million from the year-ago quarter. We expect to continue these trends as our market leaders and commercial lenders continue to have relatively smaller books of business and have significant potential to add additional balances with minimal cost.

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●	For mortgage lending, we are solidly entrenched in the purchase market as shown by our low numbers of refinanced loans. Even as we reduced operating expenses YTD by 5.3%, or $1.1 Million we continued to improve the scale of our operations and deliver seamless service to our nearly 28,000 households.

And finally, many measures of our asset quality remain market-leading. Total past due loans this quarter stood at an acceptable 1.2%; nonperforming assets have declined by $3.4 Million, or nearly 39% over the year ago quarter and now stand at just .81% of total assets and the lowest level since 2007; and our reserve to total nonperforming loans has improved to 139%. Our asset quality remains the center post of our performance improvement. Collectively, these measures are a direct reflection of our rigorous underwriting and proactive credit review processes.

Overall, it was a great quarter for our company; the best since 2003. Fee income was strong, loan balances in every category expanded, our number of households grew, asset quality improved and our balance sheet grew as total assets expanded 4.9% over the year-ago quarter and equity followed suit with an 8.5% improvement over the same period. By all measures, a great quarter.

At this time, I’d like to turn the call over to our CFO, Tony Cosentino for some additional comments.

Tony…..

Tony Cosentino, Chief Financial Officer, SB Financial Group, Inc.

Thanks, Mark, and good morning, everyone. Let’s start with a few high-level comments on some of the factors that affected our results.

●	First, we completed the early redemption of our fixed-rate trust preferred securities this quarter with cash and correspondent bank debt. That redemption did trigger a $425,000 prepayment penalty.

●	Second, total revenue adjusted for the prepayment is up 4.1 percent from the prior year, and up 8.3 percent from the linked quarter.

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●	Third, loan growth, while even with the linked quarter, is up $31 million over the prior year.

●	And fourth, asset quality continued its improvement, with nonperforming assets down $3.4 million to 81 basis points.

Let’s look at our results in the context of Mark’s comments on our strategic initiatives and overall industry conditions.

Starting with the income statement: - Please note that all these revenue figures are adjusted for the $94,000 of the $425,000 prepayment total, taken through margin in the quarter.

●	On the revenue front:

○	Net interest income on a fully-taxable equivalent basis was up from the linked quarter by 8.6 percent, and up 5.0 percent from the prior year. End of period loan balances were up $30.7 million, an increase of 6.5 percent. This loan growth allowed our earning asset yield to compress by only 11 basis points from the linked quarter.

○	On the funding side, we continue to reduce our cost of interest bearing liabilities, which came in at 68 basis points for the quarter. This was down 11 basis points from the 79 (basis points) in the third quarter of 2013. We recognize that the positive input of lower funding costs is declining as we were down just 4 basis points from the linked quarter. Net interest margin at 3.70 percent, while down 2 basis points from the prior year, was up 10 basis points from the linked quarter.

○	As we said, we retired our 10.6 percent TRUP in the third quarter, and in the fourth quarter that will allow us to realize roughly $190,000 in savings on lower interest costs through the refinancing.

●	Turning to fee income, the mortgage discussion remains the main headline.

○	For the quarter, originations of $67.5 million were up 22 percent from the prior-year third-quarter, and level with the linked quarter. Total gains on sale came in at a strong $1.4 million, well in excess of 2 percent on our sold volume of $61 million. Our $650 million servicing portfolio provided revenue for the quarter of $400 thousand. And this portfolio is up $53 million from the prior year, a 9 percent increase.

○	Our servicing rights on that portfolio continue to gain in value. At September 30, 2014, these rights were $5.72 million, a 13 percent improvement over the third quarter of 2013. We still have a slight impairment remaining of $220 thousand, which we reduced this quarter with a small $62,000 impairment recapture.

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○	Other fee income for the quarter at $2.1 million was up 7.9 percent from the linked quarter and up 6.9 percent from the prior year. This growth was driven by SBA gains, increases in service fees on our new relationship rewards deposit products and a small benefit from a bank-owned life insurance policy.

●	On the Expense side, adjusting again for the $331 thousand TRUP prepayment:

○	This quarter we were flat to the prior year, and compared to the linked quarter, expenses were down 1 percent.

○	As we look at our YTD expense level, we are down $1.1 million for the first nine months of 2014 compared to the prior year. The 5.2 percent decline was related to lower compensation expenses due to benefit adjustments and costs related to our rebranding from the prior year. We realized the reduction in state tax due to Ohio’s new financial institution tax, and intangible amortization from a prior acquisition was completed at the end of June, resulting in a $76,000 quarterly improvement in operating expense this quarter.

○	Our efficiency ratio for the quarter came in at 71.0 percent reflecting the higher revenue for the quarter and the slightly elevated expense level. Again, adjusting for the prepayment penalty of the Trust Preferred, our YTD efficiency liv--level has reduced from 76.8 percent on a GAAP basis to 75.2 percent. This quarter we completed the closure of a Defiance branch location, our seventh office closure since 2006.

In addition, our technology subsidiary, RDSI, continues to balance expense with revenue growth. The former main office for RDSI will come off lease in the 4th quarter, which will reduce expenses by approximately $180 thousand on an annualized basis.

●	Turning now to the balance sheet and asset quality:

○	Our loan growth this quarter slowed in comparison to what we have experienced over the last year. We had several anticipated payoffs and fundings to take place which were delayed. Our expectation, based upon the pipeline, is that the fourth quarter growth will return to the higher quarterly growth levels as seen earlier this year.

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○	Compared to the prior year, as Mark talked about, our loan growth was diverse. Residential real estate led the way with $11.2 million, followed by Commercial of $8.8 million, and Commercial real estate of $3.2 million.

○	On the deposit side, we are up from the prior year by $13.7 million, a 2 percent growth rate --- a 2.6 percent growth rate. Included in that growth is an improvement in our non-interest bearing balances as a percent of deposits which grew to 16.9 percent from 15 percent one year prior.

○	Nonperforming loans and assets continued to decline in the third quarter of 2014. Total NPAs now stand at $5.4 million with 90 percent in nonperforming loans and 10 percent, or $540 thousand, in OREO properties. The total level of NPAs is down $3.4 million from the year-ago third-quarter and down $825 thousand from the linked quarter. Included in our nonperforming asset total is $1.6 million in accruing restructured credits. These restructured loans, which were nearly all maturity extensions, add 24 basis points to our nonperforming level. Absent these accruing restructured credits, our total NPA ratio would be just 57 basis points.

○	We have one large credit that comprises 23 percent of our total problem assets. We continue to expect to deal with this credit in 2014 as it continues to wind its way through bankruptcy proceedings. Our OREO balances of $540 thousand are predominately residential real estate properties and our stated values should match closely to proceeds upon disposition.

○	Coverage of our NPLs, with our allowance, stayed above the 1-to-1 level at 139 percent. Our allowance to total loans this quarter did increase to 1.33 percent, as our $150,000 in provision expense was well above the $4,000 in net charge-offs for the quarter.

○	Charge-offs for the quarter had no impact on results on an annualized basis, with the YTD level at 15 basis points. Included in the YTD charge-off level is $600 thousand related to the large problem credit discussed earlier. Absent that charge-off, which was part of our reserve allocation, we would have had a negative YTD charge-off ratio.

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○	Dinqui -- Delinquency levels for the Company did rise this quarter. We ended the 3rd quarter with a delinquency level of 1.2 percent, well above our linked quarter level of 0.6 percent and the prior year 3rd quarter level of 0.5 percent. The increase this quarter is driven by one commercial real estate credit that is in the process of restructure.

As I finish my comments, I’d like to discuss a quick summary of our YTD results. For the first nine months of 2014 on a GAAP basis, net income was $3.7 million, or $0.76 per diluted share, versus $4.0 million, or $0.82 per diluted share for the same period of 2013, with a current-year Return on Average Assets of 75 basis points. Adjusting our YTD earnings for the trust preferred prepayment penalties, net income would be $4.0 million, or $0.82 per diluted share, and a YTD return on assets of 92 basis points.

I will now turn the call back over to Mark.

Mark Klein, President & CEO, SB Financial Group, Inc.

Thank you, Tony.

In closing, we continue our pursuit of top-quartile performance by concentrating on the areas we’ve discussed all year:

●	Improving prof --- profitability and capital position

●	Expanding non-interest income

●	Growing and expanding net client base

●	Maintaining top-tier asset quality coupled with above-market peer group organic loan growth

●	And… Positioning our company for strategic acquisitions

Our results for the quarter were encouraging and position us quite well for a strong finish to 2014.

It is gratifying when plans come to fruition. We have keyed on the above areas of performance and we have shown meaningful improvement. These include improving profitability with a balance of net interest income and non-interest income, growing our services with existing households and entering new ones, building a stronger, larger earning asset base, and strengthening our currency and resulting market capitalization. Collectively, these metrics position us quite well to continue to take market share as the economy and resulting economic activity give way to business and personal balance sheet expansions.

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Now, I’ll turn the call back to Linda Sickmiller for any questions we might have.

Linda Sickmiller, Investor Relations, SB Financial Group, Inc.

Thank you, Mark. Operator Frank, we are now ready for our first question.

------ QUESTION & ANSWER SEGMENT------

*** Operator provides instructions for placing a question ***

Operator: Our first question comes from Jon Evans with SJ West LLC.

Mark Klein: Good morning, Jon.

Jon Evans, SJ West, LLC: Hey, how are you guys? Hey, um, can you just talk a little bit about, um, you did a good job on the mortgage side, ah originating, etc. Since rates have come down, can you talk, is the refi business starting to pick up at all, and can you talk about what you see in the, um, loan pipeline on the mortgage side?

Mark Klein: I’ll make a couple comments and then, Jon, Jon Gathman is here, obviously as well as Tony. As I mentioned, our refinancing world that we had several years ago has somewhat dissipated. We’re down to 6% of total production at $167 million and 94% either new households we’re taking on in our company, or refinancing other people’s loans, um, building that portfolio up to that, ah, $6-700 million mark. Pipeline remains good, um, production-wise, I would estimate that probably 60% of our production’s – 60-70, maybe is coming from that greater Columbus market, and the other 30-40% from the northwest Ohio market, ah, but generally, we’re very encouraged by the opportunity these two bring in new households, and as I mentioned last quarter, that Client Experience Officer, Jon, the individual that is going to be responsible for, uh, deepening that relationship with those newly-acquired households, and as I mentioned, with 78% of our households now at 3 services or less, we, we get pretty excited about the opportunity to grow our franchise by expanding, ah, our depth in that household.

Jon Evans, SJ West, LLC: Got it, so, so do you think about the potential for mortgage originations, do you think it grows sequentially or should it be, ah, down sequentially?

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Mark Klein: Well as the economy continues to expand, we, we’ve noticed a precipitous increase in the volume and our Columbus, Ohio market. That market is expanding and growing the number of households and, um, while we do refinance, some, some in our northwest Ohio market, we have found certainly more opportunities in those more robust growing markets. We still have yet to tap the potential in that Fort Wayne market and we’re now gaining ground in the, ah, Toledo market. So I would say that we would want to continue to experience the $200-250 million plus and as we, um, build our new building there in Columbus, we expect more originators to come on board, as well as those traditional retail products that we’ll be pursuing once that office is opened in the 2nd quarter of ’15 (2015).

Jon Evans, SJ West, LLC: Ok. Got it. Can you talk a little bit about the pipeline, um, on the loan side, and um, it was pretty good this quarter; do you think you guys will have linked growth sequentially or how, how does the pipeline look for the loan portfolio?

Jon Gathman: Yah, Jon, this is Jon Gathman. Um, no, we feel very good about the pipeline here in the 4th Quarter. As Tony mentioned earlier, some, some of the 3rd quarter results were confused by some large payoffs, and again we, we fully expected to take – they were transactions that we knew we had limited timeframe, as well as some things not funding quite as quickly as we might have liked, um, most of those delayed credits will flow over into the 4th quarter by virtue of that pipeline and then the new loans generated, new, new pipeline generated, that is, for the 4th quarter remain very, very strong. I’m very optimistic that we’ll continue to see some strong growth in the 4th quarter that mirrors the first two.

Jon Evans, SJ West, LLC: Ah, ok. And then just the last question. Um, when you have that loan growth, wh, wh, Tony – what do you expect for for NIM? Should NIM stay relatively flat or…?

Tony Cosentino: Ah, yah, Jon. You know, when we look at margin, obviously for the quarter we adjust for the TRUP, um, we came in at 3.70, basically flat to the prior year, up from the linked quarter by 10 basis points. Um, we really offset earning asset yield with growth in the loan portfolio. Um, and, candidly, we are, we are concerned about, ah, funding costs. We have started to see the competitors in all of our markets begin to, to rise in deposit capture on deposit pricing. Um, you know, we have been very, ah, pretty aggressive on our deposit pricing and we anticipate we are going to need to increase our pricing to, to fund some of our loan growth. Ah, we will have, ah, you know, as we talked about a $190,000 on the trust preferred refinance, um, per quarter going forward which obviously will help, help the margin number in total. But on a straight core basis, we think loan growth will offset earning asset yield and any declination we have in margin will be driven by the expectation of higher funding costs on the deposit side.

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Jon Evans, SJ West, LLC: Ok. And, I’m sorry, one last question. Just relative to acquisitions – Can you talk about the pipeline in trying to grow?

Mark Klein: As our currency has improved in value, Jon, recently closing at a 52-week high here I think yesterday, we continue to be optimistic about the ability to be an acquirer; we’ve begun discussions on a number of fronts, including adjacent markets, and ah, developing an deeper presence potentially in the markets that we already have a presence. So as our profitability has improved, our currency has improved, and as the economy has improved, ah, we look forward to continuing to have those discussions with strategic partners in the existing markets.

Jon Evans, SJ West, LLC: Ok. Hey, thanks so much.

Mark Klein: Thank you.

Tony: Thanks, Jon.

*** Operator provides instructions for placing a question ***

Linda Sickmiller: While we are waiting for any additional questions, I would like to remind you that today’s call will be accessible on our website at www.yoursbfinancial.com under Investor Relations.

Operator: Since there are no further questions, I will now turn the call back to Mark Klein.

Mark Klein, President & CEO, SB Financial Group, Inc.

Thank you, once again, thanks for joining us this morning.

We continue to deliver our unique brand with:

●	A staff that has a passion for service,

●	Clients and communities who trust our advice and knowledge, and

●	Stockholders who believe in our vision of high performance

We look forward to speaking with you in January for a review of our fourth quarter and full-year results.

Good-bye, have a good day.

Operator: The conference call is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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